Exhibit 99(b)


FOR IMMEDIATE RELEASE                                     Contact: James Mahoney
                                                                  (617) 346-5472

          FLEET FINANCIAL GROUP ANNOUNCES A 2-FOR-1 COMMON STOCK SPLIT

     BOSTON, MA, July 15, 1998 -- The board of directors of Fleet Financial Group (NYSE: FLT) yesterday approved a 2-for-1 split of the company's common stock.

     In making the announcement, Terrence Murray, Chairman and CEO of Fleet Financial Group, said, "Fleet stock has grown in value at an annualized rate of 22.6% since 1980. As Fleet continues to post a strong financial performance, the stock split will keep the price of Fleet stock in a trading range that is more widely accessible to a broad range of investors."

     The split is subject to stockholder approval of a charter amendment to increase the company's authorized common stock. A consent solicitation seeking stockholder approval will be mailed on or about August 4, 1998. Assuming the requisite majority vote of all outstanding shares, the company expects the record date for the stock split to be in mid-September with certificates mailed to stockholders in early October.

     The company will be seeking approval to increase the total amount of authorized common stock from the current 600,000,000 shares to 1,200,000,000 shares.

     The company last split its common stock in 1987 in a 2-for-1 split that took effect on April 3, 1987.

     Fleet Financial Group, headquartered in Boston and listed on the New York Stock Exchange (NYSE: FLT), is a diversified financial services company with $100.7 billion in assets and more than $80 billion in assets under management. The nation's sixth largest commercial lender and New England's leading small business lender, Fleet's lines of business include consumer banking, government banking, mortgage banking, corporate finance, commercial real estate lending, credit cards, insurance services, cash management, equipment leasing and asset-based lending. Fleet also provides a wide array of investment management services for both individuals and institutional clients and operates the nation's third largest discount brokerage firm through its Quick & Reilly, Inc. subsidiary. With 1,200 branches and over 2,400 ATMs, Fleet also provides 24-hour telephone banking as well as electronic banking services through the Fleet PC Banking Center.